As filed with the Securities and Exchange Commission on April 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1602895
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4643 South Ulster Street, Suite 1300 Denver, Colorado Telephone: (303) 770-4001	80237 (Zip Code)
(Address of Principal Executive Offices)

UNITEDGLOBALCOM, INC.

Equity Incentive Plan

(Full title of the Plan)

Michael T. Fries Chief Executive Officer 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237 Telephone: (303) 770-4001	With Copies to: Garth B. Jensen, Esq. Holme Roberts & Owen LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80202 Telephone: (303) 866-0477
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock ($.01 par value)	41,873,509(2)	$7.675	$321,379,182	$40,719

(1)	Estimated solely for the purpose of calculating the registration fee for the shares being registered hereby pursuant to Rule 457(h), based on an exercise price of $7.675 per share (the average of the high and low sales price for Common Stock on April 26, 2004, as reported on the Nasdaq National Market).
(2)	Includes up to 3,000,000 shares of Class A Common Stock that may be issued upon conversion of an equal number of shares of Class B Common Stock of the Registrant underlying awards that may be issued pursuant to the Plan. This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Part I of Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of any or all of such documents as required by Rule 428(a) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

UnitedGlobalCom, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents filed by the Company or its predecessor with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 000-496-58):

(a)	Financial statements of the Company and information that appears in the Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2003.

(b)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in the document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Company’s authorized capital stock currently consists of:

1,000,000,000 shares of Class A common stock;

1,000,000,000 shares of Class B common stock;

400,000,000 shares of Class C common stock; and

10,000,000 shares of preferred stock, all $0.01 par value per share.

As of March 12, 2004, the Company had outstanding:

387,666,548 shares of Class A common stock;

10,493,461 shares of Class B common stock;

385,828,203 shares of Class C common stock; and

no shares of preferred stock.

The following description of capital stock is a summary of the terms of the Company’s restated certificate of incorporation.

Common Stock

The Class A, Class B and Class C common stock have identical economic rights. They do, however, differ in the following respects:

•	Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by the stockholders.

•	Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. At the option of the holder, each share of Class C common stock is convertible into one share of Class A common stock at any time or into one share of Class B common stock. The Class A common stock is not convertible into Class B or Class C common stock.

•	Until the annual stockholders meeting in 2004, approval of a majority of Class C directors is required for certain acquisitions or dispositions of assets, issuances of equity or debt securities, selection of a CEO not specified in the restated certificate of incorporation, amendment of the restated certificate of incorporation or bylaws in a manner adverse to holders of Class B or Class C common stock, amendment of the restated certificate of incorporation in a manner adverse to the Company or the holders of Class C common stock, certain related party transactions and changes in the Company’s principal independent accounting firm.

Holders of Class A, Class B and Class C common stock vote as one class on all matters to be voted on by stockholders, except for the election of directors or as specified by the Delaware General Corporation Law. Until the annual stockholders meeting in 2004, shares of Class C common stock vote separately to elect four of the 10 person board of directors and holders of Class A and B common stock, voting together, elect the other six directors. After the 2004 annual meeting, all members of the board of directors will be elected by the holders of shares of Class A, Class B and Class C common stock voting together.

Holders of Class A, Class B and Class C common stock are entitled to receive any dividends that are declared by the board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of the Company, holders of Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of Class A, Class B and Class C common stock have no preemptive right under the restated certificate of incorporation. The restated certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time. The Company has appointed Mellon Investor Services LLC as the transfer agent and registrar for the Class A common stock.

Preferred Stock

The Company is authorized to issue 10.0 million shares of preferred stock. The board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

•	voting rights;

•	dividend rights;

•	dividend rates;

•	liquidation preferences;

•	redemption provisions;

•	sinking fund terms;

•	conversion or exchange rights;

•	the number of shares in the series; and

•	other rights, preferences, privileges and restrictions.

In addition, the preferred stock could have other rights, including economic rights senior to common stock, so that the issuance of the preferred stock could adversely affect the market value of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of the Company without any action by the stockholders. The Company has no current plans to issue any preferred shares.

Market Listings

The Class A common stock is listed for trading on The Nasdaq National Market. The Class B common stock and Class C common stock have no established trading market. The Company may elect to list any class or series of securities on an exchange or other trading system, and in the case of Class A common stock, on an exchange or additional trading system, but, are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Company’s securities.

Restated Certificate of Incorporation and Bylaws

The provisions of the Company’s restated certificate of incorporation and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

The restated certificate of incorporation or bylaws provide:

•	for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;

•	that vacancies on the board of directors may be filled only by the remaining directors;

•	that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders;

•	that special meetings of stockholders generally can be called only by the board of directors;

•	that stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

•	for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, the Company must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Delaware General Corporation Law, Section 203

The Company has elected not to be governed by Section 203 of the Delaware General Corporation Law.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Company’s Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. The Company’s Restated Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Company or its stockholders for breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits elimination or limitation by such liability.

Article Sixth of the Company’s Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or any of its stockholders for damages caused by a breach of a fiduciary duty by such director. Article Sixth also provides that no amendment or repeal of such Article shall adversely affect any limitation, right or protection of a director that existed under said Article immediately before the amendment or repeal.

Article Seventh of the Company’s Restated Certificate of Incorporation, as amended, requires the Company to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Article VI of the Company’s Bylaws also contains indemnity provisions requiring the Company to indemnify the directors and officers of the Company to the fullest extent provided by the laws of the State of Delaware. Such provisions provide for the payment by the Company, to the fullest extent provided by law, of amounts to cover expenses incurred in a proceeding upon written request to the Company by the person seeking indemnity. The Bylaws also provide that the Company shall have the power to indemnify its employees and other agents as set forth in applicable laws. The Bylaw provisions impose upon the Company the burden of proving that a person is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against such person seeking indemnification in connection with the termination of actions in certain circumstances. These rights of indemnification are not exclusive of any other rights the person may have under the laws of the State of Delaware, the Company’s Bylaws or otherwise. Although not requiring directors’ and officers’ liability insurance, the Bylaws provide that the Company may purchase insurance to the fullest extent permitted by Delaware General Corporate Law.

Item 7. Exemption From Registration Claimed.

Not Applicable

Item 8. Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company as amended and currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 8 Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 26, 2003 (Commission File No. 333-82776)).

4.3	Bylaws of the Company dated December 31, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.4	Specimen of Class A Common Stock Certificate for the Company, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-49658)).

5.1	Legality opinion of Holme Roberts & Owen LLP.

23.1	Independent Auditors’ Consent.

23.2	Information Regarding Absence of Consent of Arthur Andersen LLP.

23.3	The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

24.1	Power of Attorney.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 27th day of April 2004.

UNITEDGLOBALCOM, INC., a Delaware corporation

By:	/S/ Valerie L. Cover
Valerie L. Cover
Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following in the capacities and as of the dates indicated.

Signatures	Title	Date
* Gene W. Schneider	Chairman of the Board	April 27, 2004

* Robert R. Bennett	Director	April 27, 2004

* Charles H.R. Bracken	Co-Chief Financial Officer	April 27, 2004

* John P. Cole, Jr.	Director	April 27, 2004

* Valerie L. Cover	Co-Principal Accounting Officer	April 27, 2004

* John W. Dick	Director	April 27, 2004

* Michael T. Fries	Director, Chief Executive Officer and President	April 27, 2004

* Paul A. Gould	Director	April 27, 2004

	Director	, 2004
Gary S. Howard

* David B. Koff	Director	April 27, 2004

* John C. Malone	Director	April 27, 2004

* Ruth Pirie	Co-Principal Accounting Officer	April 27, 2004

Mark L. Schneider	Director	, 2004

* Frederick G. Westerman III	Co-Chief Financial Officer	April 27, 2004

/S/ Valerie L. Cover Valerie L. Cover, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

4.5	Restated Certificate of Incorporation of the Company as amended and currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.6	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 8 Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 26, 2003 (Commission File No. 333-82776)).

4.7	Bylaws of the Company dated December 31, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.8	Specimen of Class A Common Stock Certificate for the Company, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-49658)).

5.1	Legality opinion of Holme Roberts & Owen LLP.

23.1	Independent Auditors’ Consent.

23.2	Information Regarding Absence of Consent of Arthur Andersen LLP.

23.3	The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

24.1	Power of Attorney.